Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taseko Mines Limited

We consent to the use of our report, dated February 21, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

Chartered Professional Accountants
December 4, 2017
Vancouver, Canada